Exhibit 99.1

[PriceWaterhouseCoopers Letterhead]

                                                   PriceWaterhouseCoopers LLP
                                                   PriceWaterhouseCoopers Center
                                                   300 Madison Avenue
                                                   New York NY 10017
                                                   Telephone 646 471 3000
                                                   Facsimile (813) 286 6000


                         Report of Independent Auditors


To the Board of Directors and Stockholder of JPMorgan Chase Bank, National Association:


We have examined management's assertion about JPMorgan Chase Bank, National Association (the "Company") compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") solely as they relate to standard VII, Insurance Policies (the "Applicable Standard"), as of and for the year ended December 31, 2005 included in the accompanying management assertion. Management is responsible for the Company's compliance with the Applicable Standard. Our responsibility is to express an opinion on management's assertion about the Company's compliance, solely as it relates to the Applicable Standard based on our examination. The Company uses subservicing organizations to perform the servicing obligations subject to minimum servicing standards I-VI of USAP. We did not examine the Company's compliance with standard I-VI of USAP and, accordingly, do not express an opinion theron.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the Applicable Standard and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the Applicable Standard.

In our opinion, management's assertion that the Company complied with the Applicable Standard solely as it relate to standard VII, Insurance Policies, as of and for the year ended December 31, 2005 is fairly stated, in all material respects.


/s/PriceWaterhouseCoopers LLP

March 13, 2006




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                                  [CHASE LOGO]



                  Management's Assertion Concerning Compliance
                      with USAP Minimum Servicing Standards


March 13, 2006


As of and for the year ended December 31, 2005, JPMorgan Chase Bank, National Association (the "Company") has complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") solely as they relate to standard VII, Insurance Policies (the "Applicable Standard"). The Company uses subservicing organizations to perform the servicing obligations subject to minimum servicing standards I-VI of USAP.

As of and for this same period, the Company had in effect fidelity bond and errors and omissions policies in the amounts of $250,000,000 and $25,000,000 respectively.

Attached to this Management Assertion are the independent auditors' reports on the subservicing organizations' compliance with the minumum servicing standards related to the servicing obligations performed.





/s/ Kim Greaves                             /s/ Jim Miller
-------------------------                   ------------------------------------
Kim Greaves                                 Jim Miller
Vice President                              Vice President
JPMorgan Chase Bank,                        JPMorgan Chase Bank,
National Association                        National Association

/s/ Scott Powell
-------------------------
Scott Powell
Senior Vice President
JPMorgan Chase Bank,
National Association